Exhibit 10.15

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the Tandy Leather Factory, Inc. 2023 Incentive Stock Plan

GRANTED TO (“Participant”):	Johan Hedberg

GRANT DATE:	February 19, 2025

NUMBER OF PRSUs:	900,000

VESTING DATE(S):	See Section 3 Below

1.          Performance-Based Restricted Stock Unit Agreement.  This Performance-Based Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of the date of grant shown above (the “Grant Date”) between Tandy Leather Factory, Inc., a Delaware corporation (the “Company”), and the Participant named above, pursuant to the Tandy Leather Factory, Inc. 2023 Incentive Stock Plan (the “Plan”).  Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan.

2.         Grant of Performance-Based Restricted Stock Units.  The Participant is granted the number of performance-based restricted stock units (“PRSUs”) shown above.  Upon vesting as described below, each PRSU shall convert into one share of Common Stock of the Company (“Common Stock”).  The PRSUs are granted as provided for by the Plan and are subject to the terms and conditions set forth in the Plan and this Agreement.

3.          Vesting.  Subject to the provisions of Section 5 of this Agreement, during the term of Participant’s employment, 150,000 PRSUs shall vest (i.e., each vesting PRSU shall convert into one share of Common Stock, without payment or other action by the Participant) upon the satisfaction of each of the following conditions:

•	The Company achieves EBITDA from operations in any calendar year of $5 million;
•	The Company achieves EBITDA from operations in any calendar year of $7 million;
•	The Company achieves EBITDA from operations in any calendar year of $9 million;
•	The Company’s common stock trades on its principal stock market/exchange for 15 consecutive trading days with a daily closing price of $5.50 or more;
•	The Company’s common stock trades on its principal stock market/exchange for 15 consecutive trading days with a daily closing price of $6.50 or more; and
•	The Company’s common stock trades on its principal stock market/exchange for 15 consecutive trading days with a daily closing price of $7.50 or more.

For avoidance of doubt, for purposes of the targets above, EBITDA excludes non-operating earnings such as the expected gain on the Company’s sale of its headquarters buildings.

Each of the dates on which any one or more of the conditions shown above is met is referred to herein as a “Vesting Date”).  The Vesting Date of any EBITDA-based PRSUs described above shall be deemed to occur with respect to any calendar year on the date that the Company’s independent auditor issues its signed report with respect to such calendar year or (if the Company is not subject to an independent audit) the date on which the Company’s principal accounting officer signs or certifies as complete the Company’s financial statements for such year.  The Vesting Date of any price-based PRSUs described above shall be deemed to occur on business day after the trading date on which the condition(s) described above are met.

Upon vesting of PRSUs, shares of Common Stock shall be promptly issued to the Participant and evidenced by a certificate for such shares issued in the Participant’s name or by book entry at the Company’s option.  Notwithstanding anything contained in the Plan to the contrary, if there is a Change in Control (as defined in the Plan) of the Company, unvested PRSUs granted under this Agreement shall not become fully vested upon the occurrence of the Change in Control but may become vested immediately prior to the Change in Control in accordance with the following:  For purposes of the vesting conditions shown above, the Company’s common stock price shall be deemed to have traded for 15 consecutive days at the amount of the consideration per share of common stock received by the Company’s stockholders in such Change in Control transaction.  For example, in the event of a Change in Control transaction in which stockholders are paid $7.00 per share of the Company’s common stock, immediately prior to the consummation of such transaction, 300,000 unvested RSUs (representing the common stock trading at prices above $5.50 and 6.50 per share if RSUs had not vested previously as a result of trading at such prices) would become vested.

4.          No Transfer.  Unvested PRSUs may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution.  Any attempt by the Participant to dispose of any unvested PRSUs in violation of this section shall result in the immediate forfeiture of such PRSUs.

5.           Termination of Service.

a.         Termination of Employment.  If the Participant’s employment is terminated for any reason, including, without limitation, retirement, death or Disability, all unvested PRSUs held by the Participant on the date of the termination of his or her employment shall immediately be forfeited by such Participant as of such date.

b.          Discretionary Accelerated Vesting.  Notwithstanding anything contained in this Agreement to the contrary, the Company’s Board of Directors (the “Board”) may, in its discretion, provide that any or all unvested PRSUs held by the Participant on the date of the termination of the Participant’s employment shall immediately become vested as of such date of as of such other date as the Board may determine.

6.         Tax Withholding.  All payments or distributions of an Award made pursuant to this Agreement shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements.  If the Company proposes or is required to distribute Common Stock pursuant to this Agreement, it may require the Participant receiving such Common Stock to remit to it or to the Affiliate that employs such Participant an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock.  In lieu thereof, the Company or the Affiliate employing the Participant shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or the Affiliate, as the case may be, to the Participant receiving Common Stock, as the Board shall prescribe.  The Board may, in its discretion, and subject to such rules as the Board may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit a Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with this Award consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.

7.         Legend.  If the Company, in its sole discretion, shall determine that it is necessary to comply with applicable securities laws, the certificate or certificates representing any shares of Common Stock delivered to the Participant upon vesting under this Agreement shall bear an appropriate legend in form and substance, as determined by the Company, giving notice of applicable restrictions on transfer under or with respect to such laws.  Unless and until the shares of Common Stock delivered to the Participant upon vesting under this Agreement are registered under the Securities Act of 1933, as amended (the “Securities Act”), all certificates representing such shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE.  NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

Appropriate stop transfer instructions with respect to such shares have been placed with the Company’s transfer agent.

8.         Securities Act.  The Participant covenants and agrees with the Company that if, with respect to any shares of Common Stock delivered to the Participant pursuant to this Agreement, there does not exist an effective registration statement on an appropriate form under the Securities Act, which registration statement shall have become effective and shall include, or shall be accompanied by, as applicable, a prospectus that is current with respect to the shares of Common Stock subject to this Agreement, (i) he or she takes the shares of Common Stock for his or her own account and not with a view to the resale or distribution thereof, (ii) any subsequent offer for sale or sale of any such shares shall be made either pursuant to (x) a registration statement on an appropriate form under the Securities Act, which registration statement shall have become effective and shall be current with respect to the shares being offered and sold, or (y) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Participant shall, prior to any offer for sale or sale of such shares, may be required to obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption and (iii) the certificate or certificates evidencing such shares shall bear a legend to the effect of the foregoing.

9.           Conflicts.  This Agreement is subject to all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions.  In the event, however, of any conflict between the provisions of this Agreement or the Plan and the provisions of an employment or change-in-control agreement between the Company and the Participant, as applicable, the provisions of the latter shall prevail.

10.          No Employment Contract.  This Agreement is not a contract of employment, as applicable, and the terms of the Participant’s employment shall not be affected hereby or by any agreement referred to herein except to the extent specifically so provided herein or therein. Nothing herein shall be construed to impose any obligation on the Company to continue the Participant’s employment, and it shall not impose any obligation on the Participant’s part to remain in the employ of the Company or any of its Affiliates.

11.       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORD WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING PRINCIPLES OF CONFLICTS OF LAW.

12.         Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.        Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Restricted Stock Unit Agreement as of the date first written above.

TANDY LEATHER FACTORY, INC.

By:
Name: Leann Day
Title: VP Human Resources

ACCEPTED:

By:
Johan Hedbeg